Filed under Rule 424(b)(2), Registration Statement No. 333-180488

Preliminary Pricing Supplement No. 1 - Dated Monday, July 21, 2014 (Prospectus Supplement Dated July 16, 2014 to Prospectus Dated March 30, 2012)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFX8	[]	100.000%	2.900%	[]	Fixed	4.000% (Per Annum)	Semi-Annual	07/15/2033	01/15/2015	$18.33	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, July 21, 2014 through Monday, July 28, 2014

Trade Date: Monday, July 28, 2014 @ 12:00 PM ET

Settlement Date: Thursday, July 31, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Supplement Dated 07-16-14 Prospectus Dated 3-30-12

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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